February 25, 2011

CONFIDENTIAL

Mr. Paul E. Rumler
Special Committee of the Board of Directors
Eternal Energy Corp.
2549 West Main Street, Ste. 202
Littleton, CO  80120

Gentlemen:

This letter will confirm our understanding that C. K. Cooper & Company, Inc. (“CKCC”) has been engaged as sole financial advisor for the Special Committee of the Board of Directors (the “Committee” or the “Board”) of Eternal Energy Corp. (the “Company”), whereby CKCC would render to the Committee a written opinion as to the fairness (the “ Opinion”), from a financial point of view, of the share ownership ratio currently contemplated for the closing of the proposed merger (the “Transaction”) by and between a wholly-owned subsidiary of the Company and American Eagle Energy Inc. (“American”), as announced on February 23, 2011.

In its capacity as financial advisor, CKCC will, upon request, deliver its written Opinion addressed to the Committee as to the fairness of the Transaction to the stockholders of the Company from a financial point of view.

CKCC will undertake a financial review and analysis of the Company, American, and the Transaction, the nature and scope of which shall be in such form and substance as CKCC considers appropriate in accordance with industry standards to provide such advice and render the Opinion to the Committee.  CKCC services will include preparing a summary of our review and analysis and delivering, if requested, the Opinion to the Committee.  The Opinion shall, in any event, be limited to the fairness of the share ownership ratio currently contemplated for closing of the Transaction, and shall not address the Committee’s or the Board’s underlying business decision to engage in the Transaction.  The Opinion shall be based upon such financial review of the Company, American, and the Transaction and the respective business, assets and operations of the Company and American as CKCC shall deem appropriate and feasible, limited, in any event, to an analysis of (i) publicly available information with respect to the Company and American and such other matters as CKCC deems appropriate and (ii) such other information as shall be requested by, and supplied to, CKCC by the Company, American, and their respective consultants.  The Opinion may be in such form as CKCC shall determine and CKCC may qualify the Opinion in such manner as CKCC believes appropriate, including by stating therein that CKCC has relied upon the information furnished to it by the Company, American, their respective consultants or which is publicly available, has assumed the accuracy and completeness of such information and has not attempted to conduct any appraisal of assets or verify independently any such information, and had no reasonable basis to believe that any of such information was not accurate or complete.  CKCC shall not be obligated to provide any services other than those specifically set forth above.

Eternal Energy Corp.
Engagement Agreement – Fairness Opinion
February 25, 2011

The Company agrees to pay CKCC, in immediately available funds, as compensation for its services under this engagement a fee of $125,000 along the following schedule:

•	$75,000 upon execution of this engagement agreement; and

•	$50,000 upon CKCC’s delivery of the written Opinion.

There will be an additional fee of $15,000 for each update of the Opinion delivered at the Committee’s request in connection with the Transaction.

The Company shall, promptly upon request and submission of reasonable documentation to the Company, reimburse CKCC for all reasonable and documented out-of-pocket expenses incurred in connection with the Transaction, which expenses shall not exceed in aggregate amount of $20,000 without the prior approval of the Company.

The Company agrees that all advice and any documents (including the Opinion) prepared or given by CKCC in connection with its engagement hereunder is for the benefit and use of the Company in connection with the services covered by this letter agreement and that no such advice or documents shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to CKCC or the documents be made by or on behalf of the Company, in each case without CKCC’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that the Company may (a) deliver information copies of the Opinion to its legal counsel and other professional advisors that are participating in the Transaction, and (b) produce an information copy of the Opinion and any other materials in its possession in response to any subpoena, court order, or similar legal demand. In addition, CKCC acknowledges that the text of the Opinion and a description thereof may be included in certain filing(s) required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction, and in materials required to be delivered to the Company's stockholders, and in materials that are required to be delivered to the stockholders of American, provided that (i) if the Opinion is included in such filing(s) or materials, the Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to CKCC, the Company's engagement of CKCC, the services provided by CKCC or the Opinion) shall be subject to CKCC's prior review and written approval (and, if applicable, formal written consent), which shall not be unreasonably withheld, delayed, or denied.

The Company agrees that CKCC has been retained to act solely as financial advisor to the Committee, and not as an advisor to or agent of any other person, and that the Committee’s engagement of CKCC is not intended to confer rights upon any person not a party hereto (including stockholders, employees or creditors of the Company) as against CKCC or its affiliates, or their directors, officers, employees or agents.  The Company further agrees that under no circumstances shall the execution of this letter agreement or any act of CKCC hereunder commit or be deemed a commitment by CKCC (or any affiliate) to provide or arrange any bank financing, other debt or equity financing for any transaction or to purchase any security in connection therewith.  The Company acknowledges that CKCC will act as an independent contractor under this letter agreement and shall not assume the responsibilities of a fiduciary to the Company, American, or their respective stockholders in connection with the performance of CKCC’s services hereunder.

Eternal Energy Corp.
Engagement Agreement – Fairness Opinion
February 25, 2011

The Company acknowledges that CKCC is a full service securities firm engaged in a broad range or securities activities and financial services, including securities trading, investment management, financing and brokerage activities.  In the ordinary course CKCC’s business, CKCC or its affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for CKCC’s own account or the accounts of customers, in debt or equity securities of the Company or any other company that may be involved in any proposed transaction and (ii) may at any time be providing or arranging financing and other financial services to other companies that may be involved in a competing transaction.

In addition, CKCC and its affiliates may from time to time perform various investment banking and financial advisory services for other companies which may have conflicting interests with the Company.  CKCC will not use or disclose any confidential information of the Company obtained during its engagement hereunder in connection with its representation of such companies and will not disclose confidential information of such other companies to the Company.

The Company acknowledges that CKCC does not provide legal, tax or accounting advice and that the Company confirms that it will rely on its own independent advisors for such advice.

The Company and CKCC agree to the provisions with respect to the Company’s indemnity of CKCC and other matters set forth in Schedule A, the terms of which are incorporated herein in their entirety.

CKCC’s engagement hereunder may be terminated at any time by either CKCC or the Company, it being understood that upon termination, this letter agreement shall have no further force or effect, except that any termination of CKCC’s engagement hereunder for any reason shall not affect the Company’s obligations to provide indemnification as provided in Schedule A hereto.  In the event that CKCC terminates this letter agreement, CKCC shall not be entitled to payment as set forth above.  In addition, provisions relating to the status of CKCC as an independent contractor, the limitation on to whom CKCC shall owe any duties, governing law, successors and assigns, and the waiver of the right to trial by jury shall survive any termination of this letter agreement.

This letter agreement, including all Schedules, and any rights, duties or obligations hereunder may not be waived, amended, modified or assigned, nor may any obligations of a party hereto be delegated, in any way, in whole or in part, including by operation of law, without the prior written consent of, and shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.  Any attempted assignment or delegation in violation of the preceding sentence shall be void.  This letter agreement embody the entire agreement and understanding of the parties and supercede all prior agreements and understandings relating to the subject matter hereof.

All of the Schedules to this letter agreement are an integral part of this letter agreement and shall survive any termination or expiration hereof.  In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.  This letter agreement and any claim or dispute of any kind or nature whatsoever arising out or, or relating to, this letter agreement or CKCC’s engagement hereunder, directly or indirectly (including any claim concerning advice provided pursuant to this letter agreement), shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles.  Any rights to trial by jury with respect to any claim, action or proceeding, directly or indirectly, arising out of, or relating to, this letter agreement or CKCC’s engagement hereunder are waived by CKCC and the Company.

Eternal Energy Corp.
Engagement Agreement – Fairness Opinion
February 25, 2011

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate if this letter, which shall thereupon constitute a binding agreement.  The exchange of copies of this letter agreement and of signature pages by facsimile transmission or e-mail will constitute effective signing and delivery of this letter agreement and may be used in lieu of the original for all purposes. Signatures of any party transmitted by facsimile or e-mail will be deemed to be original signatures for all purposes.

We are pleased to accept this engagement and look forward to working with the Committee.

Very truly yours,

C. K. COOPER & COMPANY, INC.

By	/s/ Alexander G. Montano
	Name:	Alexander G. Montano
	Title:	Managing Director

Accepted and agreed to as of the date first written above:

ETERNAL ENERGY CORP.

By	/s/ Paul E. Rumler
	Name:	Paul E. Rumler
	Title:	Chairman of the Special Committee

SCHEDULE A

INDEMNIFICATION

The Company agrees to indemnify CKCC, any controlling person of CKCC and each of their respective directors, officers, employees, agents, affiliates and representatives (each, an “Indemnified Party”) and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become liable, directly or indirectly, arising out of or relating to the engagement under the letter agreement to which this Schedule A is attached (the “Letter Agreement”), unless the Liabilities resulted from the negligence or willful misconduct of any Indemnified Party.  The Company further agrees to reimburse each Indemnified Party promptly upon request for all expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding or investigation, directly or indirectly, arising out of, or relating to, the engagement under the Letter Agreement, whether or not pending or threatened and whether or not any Indemnified party is a formal party to such proceeding; provided, however, that, if the Liabilities resulted from the negligence or willful misconduct of any Indemnified Party, the Indemnified Parties shall remit to the Company any amounts reimbursed pursuant to this sentence.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company, directly or indirectly, arising out of, or relating to, the engagement under the Letter Agreement, unless such liability resulted from the negligence or willful misconduct of such Indemnified Party.  In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company, in which such Indemnified Party is not named (and is not subsequently named) as a defendant, the Company agrees to reimburse CKCC for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing in preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its outside legal counsel.

An Indemnified Party shall promptly notify the Company in writing as to any action, claim, suit, proceeding or investigation for which indemnity may be sought, but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnified Party hereunder to the extent that it is not materially prejudiced as a result of such failure.  After such notice to the Company, the Company shall be entitled to participate in, and to the extent that it shall elect by written notice delivered to such Indemnified Party promptly after receiving the aforesaid notice of such Indemnified Party, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party such action, claim, suit, proceeding or investigation and shall pay as incurred the fees and expenses of such counsel related to such action,  claim, suit, proceeding or investigation.  In any action, claim, suit, proceeding or investigation, any Indemnified Party shall have the right to retain its own separate counsel at such Indemnified Party’s own expense and not subject to reimbursement by the Company; provided, however, that the Company shall pay as incurred the reasonable fees and expenses of such counsel incurred in connection with investigation, preparing, defending, paying settling or compromising any action, claim, suit, proceeding or investigation if (i) the parties to such action, claim, suit, proceeding or investigation include both the Indemnified Party and the Company; (ii) the use of counsel chosen by the Company to represent both the Company and such Indemnified Party would present such counsel with an actual or potential conflict of interest; (iii) the Company shall not have employed satisfactory counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such action, claim, suit, proceeding or investigation; or (iv) the Company shall authorize the Indemnified Party to employ separate counsel (in addition to any local counsel) at the expense of the Company.  The Company shall not, in connection with any action, claim, suit, proceeding or investigation, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all Indemnified Parties, and, in the event that separate counsel is to be retained to represent one or more Indemnified parties, such separate counsel shall be chosen by CKCC.  The Company will not be liable for any settlement, compromise or consent to the entry of any judgment in action, claim, suit, proceeding, or investigation affected without the prior written consent of the Company, which consent shall not be unreasonable withheld.

The Company agrees that, with CKCC’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder (whether or not CKCC or any other Indemnified Party is an actual or potential party to such claim, action, suit, proceeding or investigation), unless (a) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such claim, action, suit, proceeding or investigation, (b) such settlement does not admit any wrongdoing by CKCC and (c) the parties agree that the terms of such settlement shall remain confidential.

The Company and CKCC agree that, if any indemnification or reimbursement sought pursuant to the first paragraph of this Schedule A is for any reason unavailable or insufficient to hold it harmless (except by reason of the negligence or willful misconduct of an Indemnified Party), then, whether or not CKCC is the person entitled to indemnification or reimbursement, the Company and CKCC shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as a appropriate to reflect (a) the relative benefits to the Company on the one hand and CKCC on the other hand, in connection with the transaction to which such indemnification or reimbursement relates or (b) if the allocation provided by clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the parties as well as any other relevant equitable considerations, provided, however, that, in no event, shall the amount to be contributed by CKCC exceed the fees actually received by CKCC under the Letter Agreement.  The Company agrees that, for the purpose of this paragraph, the relative benefits to the Company and CKCC of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate consideration payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to CKCC as financial advisor under the Letter Agreement.

The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have.